EXHIBIT 10.35

AMENDMENT NO. 3 TO THE

Kartoon Studios, Inc. (formerly known as

Genius Brands International, Inc.) Amended and restated 2020 Incentive Plan, as amended

THIS AMENDMENT NO. 3 TO THE Kartoon Studios, Inc. (formerly known as Genius Brands International, Inc.) Amended and restated 2020 Incentive Plan, as amended has been adopted by the Board of Directors (the “Board”) of the Kartoon Studios, Inc., a Nevada corporation (the “Company”), on March 30, 2026, to be effective as of such date.

WHEREAS, pursuant to Section 12.7(a) of the Amended and Restated 2020 Incentive Plan, as amended (the “Plan”), the Board has approved and adopted the amendment set forth below.

NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, as follows:

1.	Amendment. The Plan is hereby amended by deleting the last sentence of Section 3.2 (which was added pursuant to Amendment No. 1) in its entirety and replacing it with the following:

“Subject to applicable law, the Board or Committee, in its discretion, may delegate to one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Committee’s authority and duties with respect to the granting of Awards to other individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Board or the Committee shall include a limitation as to the maximum number of shares of Common Stock with respect to which Awards may be granted during the period of the delegation. The Board or Committee, as applicable, may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Board’s or Committee’s delegate or delegates that were consistent with the terms of the Plan.”

2.	No Other Changes. Except as set forth herein, all other terms and provisions of the Plan remain in full force and effect.